Exhibit 99.23(h)(2)

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 1st day of October, 2009, by and between PAX WORLD FUNDS TRUST II, a Massachusetts business trust, having its principal office and place of business at 30 Penhallow Street, Suite 400, Portsmouth, New Hampshire 03801 (the “Fund”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at One Lincoln Center, Boston, Massachusetts 02111 (the “Transfer Agent”).

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Fund intends to initially offer shares in three series, such series shall be named in the attached Schedule A which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Article 10, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);

WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.               Terms of Appointment

1.1                                Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for the Fund’s authorized and issued shares of beneficial interest, $0.00001 par value, (“Shares”), dividend disbursing agent, and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of each of the respective Portfolios of the Fund (“Shareholders”) and set out in the currently effective prospectus and statement of additional information of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program.

1.2                                The Transfer Agent shall perform only those services designated as a Transfer Agent responsibility in the attached Schedule B, as may be amended by the parties from time to time, and as more fully described below:

(a)                     Transfer Agency Services.  In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable and the Transfer Agent, the Transfer Agent, if and only if designated as the responsible party in the attached Schedule B, shall:

(i)                        Receive orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund as identified by the Fund (the “Custodian”);

(ii)                     Pursuant to such purchase orders, issue the appropriate number of Shares and book such Share issuance to the appropriate Shareholder account;

(iii)                  Receive redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(iv)                 In respect to the transactions in items (i) and (iii) above, the Transfer Agent shall process transactions received directly from broker-dealers or other intermediaries authorized by the Fund who shall thereby be deemed to have been authorized directly or indirectly by the Fund;

(v)                    When it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid  over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(vi)                 Process transfers of Shares by the registered owners thereof in accordance with appropriate instructions from the Fund;

(vii)              Process and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio; and

(viii)           Record the issuance of Shares and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares which are: (1) authorized, based upon data provided to it by the Fund, and (2) issued and outstanding.  The Transfer Agent shall also provide the Fund on a regular basis with the total number of shares which are authorized and issued and outstanding.  The Fund acknowledges that the Fund, and not the Transfer Agent, is responsible for determining if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

(b)                    Other Customary Services.  In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Transfer Agent, if and only if designated as the responsible party in the attached Schedule B, shall perform the customary services of a transfer agent, dividend disbursing agent, and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to:  maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

(c)                     State Transaction Reporting.  The Fund shall be solely responsible for its “blue sky” compliance and state registration requirements.

(d)                    National Securities Clearing Corporation (the “NSCC”).  The Transfer Agent shall issue instructions to Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants).

(e)                     Procedures regarding certain of the services to be provided by the Transfer Agent may be established from time to time by agreement between the Fund on behalf of each Portfolio and the Transfer Agent.  The Transfer Agent may at times perform only a portion of these services and the Fund or its agent(s) may perform these services on the Fund’s behalf.

(f)                       The Fund, on behalf of each Portfolio, hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Fund and as may be amended from time to time, in receiving instructions to issue or redeem shares.  The Fund agrees and covenants for itself and each such authorized person that any order, sale or other transfer of or transaction in the Shares received by Transfer Agent after close of market shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the Fund’s then-effective prospectus, and the Fund or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

(g)                    With respect to the Fund’s or any Portfolio’s offering and sale of Shares at any time, and for all subsequent transfers of such interests, the Fund shall, to the extent required by law, (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees and shall obtain and retain due diligence records for each investor and transferee, (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity, (iii) if requested, provide periodic written verifications that the Shareholder have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions, and (iv)

perform its obligations under this Section 1(g) in accordance with all applicable anti-money laundering laws and regulations.  In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the Shareholders is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Fund shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

(h)                    Tax Law.  The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, a Portfolio, the Shares, a Shareholder or the Transfer Agent as transfer agent for the Portfolio by the tax laws of any country or of any state or political subdivision thereof.  It shall be the responsibility of the Fund to notify the Transfer Agent of the obligations imposed on the Fund, a Portfolio, the Shares, a Shareholder, or the Transfer Agent as transfer agent for the Shares by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

2.               Fees and Expenses

2.1                                For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent the fees set out in the attached fee schedule.  Such fees and any reasonable out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

2.2                                In addition to the fees paid under Section 2.1 above, the Fund agrees on behalf of each of the Portfolios to reimburse the Transfer Agent for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in the fee schedule attached hereto.  In addition, any other reasonable expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable Portfolio.

2.3                                The Fund agrees on behalf of each of the Portfolios to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice.  Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

3.               Representations and Warranties of the Transfer Agent

The Transfer Agent represents, warrants and covenants to the Fund that:

3.1                                It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

3.2                                It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

3.3                                It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

3.4                                All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.               Representations and Warranties of the Fund

The Fund represents, warrants and covenants to the Transfer Agent that:

4.1                                It is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

4.2                                It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

4.3                                All proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.4                                It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

4.5                                A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the fund being offered for sale.

5.               Data Access and Proprietary Information

5.1                                The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund’s ability to access certain Fund-related data (“Customer Data”) maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be  deemed Customer Data.  The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

(a)                     to use such programs and databases (i) solely on the Fund’s computers, or  solely from equipment at the location agreed to between the Fund and the Transfer Agent and (ii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b)                    to refrain from copying or duplicating in any way the Proprietary Information;

(c)                     to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)                    to refrain from causing or allowing the data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(e)                     that the Fund shall have access only to those authorized transactions agreed upon by the parties;

(f)                       to honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the  rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5.  The obligations of this Section shall survive any earlier termination of this Agreement.

5.2                                If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure.  Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.  DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS.  THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED

WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.3                                If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in  such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instructions without undertaking any further inquiry as long as such instructions are undertaken in conformity with security procedures established by the Transfer Agent from time to time and made available to the Fund.

6.               Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code

6.1                                Obligation of Sender.  The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer in the Funds Transfer Addendum to this Agreement and in the amount of money that the Transfer Agent has been instructed to transfer.  The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time.  All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

6.2                                Security Procedure.  The Fund acknowledges that the Security Procedure it has designated on the Funds Transfer Addendum was selected by the Fund from security procedures offered by the Transfer Agent.  The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing.  The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund’s authorized personnel.  The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

6.3                                Account Numbers.  The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order.  In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4                                Rejection.  The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the

Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5                                Cancellation Amendment.  The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act.  However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6                                Errors.  The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure.  The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7                                Interest.  The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8                                ACH Credit Entries/Provisional Payments.  When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries.  Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank.  If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9                                Confirmation.  Confirmation of Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

7.               Indemnification

7.1                                The Transfer Agent shall not be responsible for, and the Fund shall on behalf of the applicable Portfolio indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

(a)                     All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken without negligence or willful misconduct;

(b)                    The Fund’s breach of any representation, warranty or covenant of the Fund hereunder;

(c)                     The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund, including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its employees, agents or subcontractors; (iii) any instructions or opinions of legal counsel to the Fund or any Portfolio with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)                    The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state;

(e)                     The negotiation and processing of any checks including without limitation for deposit into the Fund’s demand deposit account maintained by the Transfer Agent;

(f)                       All actions relating to the transmission of Fund or Shareholder data through the NSCC clearing systems, if applicable; and

(g)                    Any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expense (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.

7.2                                At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.  The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.  The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

7.3                                In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall notify the Fund of such assertion, and shall keep the Fund advised with respect to all material developments concerning such claim.  The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name.  The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund’s prior written consent which shall not be unreasonably withheld.

8.               Standard of Care / Limitation of Liability

The Transfer Agent shall at all times act in good faith in its performance of services under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including, but not limited to, encoding and payment processing errors, unless said errors are caused by its gross negligence or willful misconduct or that of its employees.  The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 7 of this Agreement.

9.               Additional Covenants of the Fund and the Transfer Agent

9.1                                The Fund shall on behalf of each of the Portfolios promptly furnish to the Transfer Agent the following:

(a)                     A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(b)                    A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto.

9.2                                The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3                                The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

9.4                                The Transfer Agent and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except (i) for the purposes set forth in or contemplated by this Agreement, (ii) as is authorized by the Fund and the Transfer Agent, (iii) as is publicly available without breach of this Agreement; (iv) as is already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement, or (v) as requested or required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or required by operation of law or regulation.

10.         Termination of Agreement

10.1                          This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

10.2                          Bankruptcy.  Either party hereto may terminate this Agreement by notice to the other party, immediately or effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

10.3                          All out-of-pocket expenses associated with the movement of records and material will be borne by the Fund on behalf of the applicable Portfolio(s).  Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination.

11.         Additional Funds

In the event that the Fund establishes one or more series of Shares in addition to the Portfolio identified in the recitals, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

12.         Assignment

12.1                          Except as provided in Section 11.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

12.2                          This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.3                          The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“BFDS”) which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as  amended (“Section 17A(c)(2)”), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(2) or (iii) a BFDS affiliate duly registered as a transfer agent; provided, however, that the Transfer Agent shall remain liable to the Fund for the acts and omissions of any subcontractor under this Section 12.3 as it is for its own acts and omissions under this Agreement.

13.         Amendment

This Agreement may be amended or modified by a written agreement executed by both parties.

14.         Massachusetts Law to Apply

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof.

15.         Force Majeure

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

16.         Consequential Damages

Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

17.         Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

18.         Notice

Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or sent via prepaid registered mail to the parties at the following addresses or such other addresses as may be notified by any party from time to time.  Such notice, instruction or other instrument shall be deemed to have been given at the earliest of (a) upon personal delivery, or (b) five business days following deposit in the United States Mail, registered mail, postage prepaid, return receipt requested.

(a)                  If to Transfer Agent, to:

State Street Bank and Trust Company

200 Clarendon Street

29th Floor

Boston, MA 02116

Attn:  Courtney Horton, Transfer Agent Vice President

Telephone:  (617) 937-6895

Facsimile:  (617) 937-3417

With a copy to:

State Street Bank and Trust Company

2 Avenue de Lafayette, 2nd Floor (LCC/2)

P.O. Box 5049

Boston, MA 02206-5049

Attn:  Mary Moran Zeven, Esq.

Telephone:  (617) 662-1783

Facsimile:  (617) 662-3805

(b)                 If to the Fund, to:

Pax World Funds Trust II

c/o Pax World Management Corp.

30 Penhallow Street, Suite 400

Portsmouth, New Hampshire 03801

Attention: John Boese

19.         Limitations of Liability of the Fund’s Trustees and Officers

A copy of the Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed by an officer of the Fund on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Fund’s Officers or Trustees individually but are binding only upon the assets and property of the Fund.

20.         Counterparts

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

21.         Survival

All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

22.         Severability

If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

23.         Priorities Clause

In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

24.         Waiver

No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

25.         Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ATTEST:	Pax World Funds Trust II

By:
Name:		Name:
Title:		Title: , Duly Authorized

ATTEST:	STATE STREET BANK AND TRUST COMPANY

By:
Francis Koudelka, Senior Vice President,
Duly Authorized

Schedule A

LIST OF PORTFOLIOS

ESG Shares FTSE KLD North America Sustainability Index Fund

ESG Shares FTSE KLD Europe Asia Pacific Sustainability Index Fund

ESG Shares FTSE Environmental Technologies (ET50) Index Fund

Schedule B

FUND SERVICE RESPONSIBILITIES*

Responsibility
Service Performed		Transfer Agent	Fund

1.	Receives orders for the purchase of Shares.	X

2.	Issue Shares and hold Shares in Shareholders accounts.	X

3.	Receive redemption requests.	X

4.	Effect transactions 1-3 above directly with broker-dealers.	X

5.	Pay over monies to redeeming Shareholders.		X

6.	Effect transfers of Shares.		X

7.	Prepare and transmit dividends and distributions.		X

8.	Issue Replacement Certificates.		X

9.	Reporting of abandoned property.		X

10.	Maintain records of account.	X

11.	Maintain and keep a current and accurate control book for each issue of securities.		X

12.	Mail proxies.		X

13.	Mail Shareholder reports.		X

14.	Mail prospectuses to current Shareholders.		X

15.	Withhold taxes on U.S. resident and non-resident alien accounts.		X

16.	Prepare and file U.S. Treasury Department forms.		X

i

Responsibility
Service Performed		Transfer Agent	Fund

17.	Prepare and mail account and confirmation statements for Shareholders.		X

18.	Provide Shareholder account information.		X

19.	State transaction reporting.		X

*  Such services are more fully described in Section 1.2 of the Agreement.

ATTEST:	Pax World Funds Trust II

By:
Name:		Name:
Title:		Title: , Duly Authorized

ATTEST:	STATE STREET BANK AND TRUST COMPANY

By:
Francis Koudelka, Senior Vice President,
Duly Authorized

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